News Release

COMPANY CONTACT:
Checkpoint Systems, Inc.
Bob Powers
Vice President Investor Relations
(856) 251-2153
or
FD
Eric Boyriven, Bob Joyce
(212) 850-5600

CHECKPOINT SYSTEMS, INC. ANNOUNCES THE APPOINTMENT OF
ROBERT N. WILDRICK TO ITS BOARD OF DIRECTORS

Thorofare, New Jersey, December 15, 2008 – Checkpoint Systems, Inc. (NYSE: CKP), a leading global manufacturer of technology-driven loss prevention, merchandising and labeling solutions to the retail and apparel industries, today announced the appointment of Robert N. Wildrick to its Board of Directors effective immediately.  The appointment of Mr. Wildrick expands the number of Checkpoint Systems’ directors to ten, eight of whom are independent directors.

Mr. Wildrick has extensive experience in the retail marketplace.  He is currently Chief Executive Officer at Jos. A. Bank Clothiers, Inc., a position he has held since November 1999.  Mr. Wildrick has been a Director at Jos. A. Bank since 1994 and Executive Chairman since April 2007.  He was previously President of the Company from December 1999 to April 2007.

Mr. Wildrick was Director, President and Chief Executive Officer of Venture Stores, Inc. from April 1995 to May 1998 and was Chairman of its Board of Directors from January 1996 to May 1998.   From 1976 to April 1995, Mr. Wildrick was employed by Belk Stores Services in various capacities, including Corporate Executive Vice President for Merchandise and Sales Promotion, Chief Merchandising Officer, Senior Vice President (Corporate) and General Manager.   Mr. Wildrick is a current member of the Board of Directors of the Pride of Baltimore and a former member of the Boards of Directors of The Fashion Association and Goodwill Industries International, Inc.

Mr. Wildrick received his undergraduate and graduate degrees from Southern Illinois University and in 2006 received an honorary Doctorate of Humane Letters from Lindenwood University.

“When you can attract someone with Bob’s outstanding leadership capabilities and significant experience in the retail and apparel industries to serve as a board member, you feel very fortunate,” commented George W. Off, Chairman of Checkpoint’s Board of Directors.  “As Checkpoint moves forward to create lasting partnerships with its retail and apparel customers, the insight and guidance that Bob will provide will be invaluable.”

Checkpoint Systems, Inc. Announces the Appointment of Robert N. Wildrick to its Board of Directors	Page 2

In commenting on his appointment to the Board, Mr. Wildrick stated, “After meeting with the directors and management of Checkpoint Systems, as well as doing significant personal research regarding the Company, I have found that this is truly a first class organization, with which I am honored to be associated.  I will do my utmost to provide the Company with any assistance I can render in helping with its goal of constant corporate improvement and enhancement of shareholder value.”

Checkpoint Systems, Inc.

Checkpoint Systems, Inc. is the leading supplier of retail shrink management solutions. Checkpoint's global team helps retailers - and their suppliers - reduce theft, increase inventory visibility and provide consumers with greater merchandise availability through the Company's rapidly evolving RF technology, expanding shrink management offerings and apparel labeling solutions. Checkpoint has more than one million RF devices installed in stores today and has secured more than 100 billion products. Scaling cost efficiently, Checkpoint's solutions provide increased revenues and profits to a fast-growing community of successful retailers and a superior experience for their consumers. Checkpoint operates in every major geographic market and employs 3,900 people worldwide. For more information, visit www.checkpointsystems.com.

Caution Regarding Forward-Looking Statements
This press release includes information that constitutes forward-looking statements. Forward-looking statements often address our expected future business and financial performance, and often contain words such as expect, anticipate, intend, plan, believe, seek, or will. By their nature, forward-looking statements address matters that are subject to risks and uncertainties. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include: our ability to integrate acquisitions and to achieve our financial and operational goals for our acquisitions; changes in international business conditions; foreign currency exchange rate and interest rate fluctuations; lower than anticipated demand by retailers and other customers for our products; slower commitments of retail customers to chain-wide installations and/or source tagging adoption or expansion; possible increases in per unit product manufacturing costs due to less than full utilization of manufacturing capacity as a result of slowing economic conditions or other factors; our ability to provide and market innovative and cost-effective products; the development of new competitive technologies; our ability to maintain our intellectual property; competitive pricing pressures causing profit erosion; the availability and pricing of component parts and raw materials; possible increases in the payment time for receivables as a result of economic conditions or other market factors; changes in regulations or standards applicable to our products; the ability to implement cost reduction in field service, sales, and general and administrative expense, and our manufacturing and supply chain operations without significantly impacting revenue and profits; our ability to maintain effective internal control over financial reporting; and additional matters disclosed in our U.S. Securities and Exchange Commission filings. We do not undertake to update our forward-looking statements, except as required by applicable securities laws.